                                                                    EXHIBIT 3.10

                         CERTIFICATE OF DESIGNATIONS OF
                                PREFERRED STOCK

                                       OF

                            RAMSAY HEALTH CARE, INC.

                       Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------


          The undersigned, Carol C. Lang, Executive Vice President of Ramsay Health Care, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), on behalf of the Corporation and in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors of the Corporation by Section 2 of Paragraph (4) of the Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, on September 29, 1997, the Board of Directors of the Corporation authorized and designated 4,000 of the authorized shares of the Class B Preferred Stock, $1.00 par value, of the Corporation as Class B Preferred Stock, Series 1997-A and adopted the following resolution in connection therewith:

          RESOLVED, that the Board of Directors of the Corporation, in accordance with Section 151(g) of the General Corporation Law of the State of Delaware and Section 2 of Paragraph (4) of the Corporation's Amended and Restated Certificate of Incorporation, hereby authorizes and designates 4,000 shares of Class B Preferred Stock, par value $1.00 per share, as Class B Preferred Stock, Series 1997-A (the "Series 1997-A Preferred Stock"), which Series 1997-A Preferred Stock shall be described and limited as follows:

          (a) Dividend Rights.  From and after the issuance of the Series 1997-A
              ---------------
Preferred Stock, the holders of outstanding Series 1997-A Preferred Stock shall be entitled to receive, and shall be paid, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at an annual rate of $90.00 per share, payable in arrears quarterly on January 15, April 15, July 15 and October 15, to stockholders of record on a date not more than 20 days prior to the date on which such cash dividends are payable, said dividends to commence accrual on the date of issuance of the applicable shares. Such dividends shall be prior and in preference to any declaration of payment of any dividend on any class or series of capital stock of the

Corporation, including without limitation, the Common Stock and the Class A Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), of the Corporation, but shall be junior in right of payment with any declaration of payment of dividends on the (i) Class B Preferred Stock, par value $1.00 per share, Series 1997 (the "Series 1997 Preferred Stock"), (ii) Class B Preferred Stock, par value $1.00 per share, Series C (the "Series C Preferred Stock") and
(iii) Class B Preferred Stock, par value $1.00 per share, Series 1996 (the "Series 1996 Preferred Stock"). Such dividends in respect of the Series 1997-A Preferred Stock shall be cumulative and shall accrue whether or not declared by the Board of Directors. No cash dividends shall be paid with respect to any class or series of capital stock of the Corporation, including without limitation, the Class A Preferred Stock and the Common Stock, but other than the Series 1997 Preferred Stock, the Series C Preferred Stock and the Series 1996 Preferred Stock, until all dividends accrued on any outstanding shares of the Series 1997-A Preferred Stock, whether or not declared, have been set apart and fully paid. No accumulation of dividends on the Series 1997-A Preferred Stock shall bear interest.

          (b)     Redemption.
                  ----------

          (i)  Optional Redemption by the Corporation.  The issued and
               --------------------------------------
outstanding shares of Series 1997-A Preferred Stock shall be redeemable by the Corporation, at any time, and from time to time in whole or in part on a pro rata basis, at the option of the Corporation (upon the notice and otherwise in the manner set forth in this paragraph (b)) at a redemption price equal to $1,000 per share (as such number shall be appropriately adjusted for stock splits, stock dividends or other similar events involving the Corporation and the Series 1997-A Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared) through the date of redemption.

          (ii)  Mandatory Redemption by the Corporation.  All of the issued and
                ---------------------------------------
outstanding shares of the Series 1997-A Preferred Stock shall be redeemable by the Corporation, on the third business day (such date, the "Mandatory Redemption Date") following the occurrence of the Revolving Credit Commitment Adjustment Date (as defined in that certain Credit Agreement dated as of September 30, 1997 by and among the Corporation, General Electric Capital Corporation, individually as a lender and as Administrative Agent, and GECC Capital Markets Group, Inc., as Syndication Agent), in whole and not in part, at a redemption price equal to $1,000 per share (as such number shall be appropriately adjusted for stock splits, stock dividends or other similar events involving the Corporation and the Series 1997-A Preferred Stock), plus all accrued and unpaid dividends thereon (whether or not declared) through the date of redemption.

          (iii)   Notice to Holders.  The Corporation shall give notice to each
                  -----------------
holder of Series 1997-A Preferred Stock (A) of any redemption pursuant to subparagraph (b)(i) at least 30 days prior to the date (each, an "Optional Redemption Date") the Corporation proposes to redeem all or any part of the outstanding shares of Series 1997-A

Preferred Stock, specifying the number of shares of Series 1997-A Preferred Stock that the Corporation is calling for redemption and the date fixed for redemption thereof, and (B) of the occurrence of the Revolving Credit Commitment Adjustment Date. Each such notice given pursuant to this subparagraph (b)(iii) shall be given by registered mail, return receipt requested, postage prepaid, shall be effective upon receipt, and shall be addressed to the holders in accordance with paragraph (e) below.

          (iv)   Closing.  On each Optional Redemption Date and on the Mandatory
                 --------
Redemption Date the Corporation shall pay to each holder of Series 1997-A Preferred Stock an amount in cash equal to the aggregate redemption price for such holder's shares, as specified herein, by wire transfer of immediately available funds to such account as is designated by such holder, upon surrender of the certificates representing the shares so redeemed (properly endorsed or assigned for transfer, if required by the Corporation). If, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, for the exclusive benefit of the holders of the shares of Series 1997-A Preferred Stock so called for redemption, then, on the date fixed for redemption (unless the Corporation shall default in the payment of the redemption price specified herein), notwithstanding that any certificates representing the shares of Series 1997-A Preferred Stock so called for redemption shall not have been surrendered for cancellation: (A) the shares of Series 1997-A Preferred Stock represented thereby shall no longer be deemed outstanding, (B) the right to receive dividends on them shall cease to accrue, and (C) all other rights with respect to such shares of Series 1997-A Preferred Stock shall forthwith cease and terminate, except the right of each such holder to receive the amount payable to such holder on such date upon such redemption, without interest.

          (c) Liquidation Rights.  In the event of liquidation, dissolution or
              ------------------
winding up of the Corporation, whether voluntary or involuntary, the holders of the Series 1997-A Preferred Stock, by reason of their ownership thereof, shall be entitled to receive in exchange for and in redemption of each share of Series 1997-A Preferred Stock held, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any class or series of capital stock of the Corporation, including without limitation, the Class A Preferred Stock and the Common Stock, but other than any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series 1997 Preferred Stock, the Series C Preferred Stock and the Series 1996 Preferred Stock, which distribution shall be senior and preferred to any distribution in respect of the Series 1997-A Preferred Stock, an amount equal to $1,000 per share (as such number shall be appropriately adjusted for stock splits, stock dividends or other similar events involving the Corporation and the Series 1997-A Preferred Stock) held plus all accrued but unpaid dividends, whether or not declared, on each such share. Subject to the prior preferential amounts to be paid to the holders of the Series 1997 Preferred Stock, the Series C Preferred Stock and the Series 1996 Preferred Stock, all of the preferential amounts to be paid to the holders of the Series 1997-A Preferred Stock under this Section (c) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or surplus funds of the Corporation to, the holders of any other class or series of capital stock of the Corporation other than the Series 1997 Preferred Stock, the Series C Preferred Stock and the Series 1996 Preferred Stock, but including without limitation, the Class A Preferred Stock and the Common Stock of the Corporation, in connection with such liquidation, dissolution or winding up, whether voluntary or involuntary. If the assets or surplus funds to be distributed to the holders of the Series 1997-A Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series 1997-A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. After the payment or distribution to the holders of the Series 1997-A Preferred Stock of the full preferential amounts aforesaid, the holders of the Class A Preferred Stock and the Common Stock then outstanding shall be entitled to receive ratably all the remaining assets of the Corporation.

          (d) Protective Provisions.  In addition to any other rights provided
              ---------------------
by law, so long as any Series 1997-A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than 66-2/3% of such outstanding shares of Series 1997-A Preferred Stock, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, as amended, or file any certificate of designations, preferences and rights of any series of Preferred Stock, par value $1.00 per share, of the Corporation, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series 1997-A Preferred Stock. Nothing herein shall be deemed to restrict the Board of Directors from amending the terms hereof prior to the issuance of any Series 1997-A Preferred Stock.

          (e) Notices.  Any notice required by the provisions hereof to be given
              -------
to the holders of shares of Series 1997-A Preferred Stock shall be deemed given if deposited in the United States Postal Service, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. For so long as Paul J. Ramsay or any entity controlled by him shall be the beneficial owner of any shares of the Series 1997-A Preferred Stock, a copy of any such notices shall also be given to Haythe & Curley, 237 Park Avenue, New York, New York 10017, Attention: Thomas M. Haythe, Esq.

          The designation was authorized by resolution duly adopted by the Board of Directors of the Corporation by unanimous written consent dated as of September 29, 1997.


                       *               *               *

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunder affixed and this Certificate of Designations to be signed by Carol C. Lang, its Executive Vice President, on the 29th day of September, 1997.



                                             ____________________________
                                               Carol C. Lang
                                               Executive Vice President